SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549
                                 ____________________


                                     SCHEDULE 13G
                      UNDER THE SECURITIES EXCHANGE ACT OF
1934
                                 ____________________


                                   JG INDUSTRIES, INC.
                                   (NAME OF ISSUER)


                       COMMON STOCK, NO PAR VALUE
                       -------------------------------------
--
                            (TITLE OF CLASS OF SECURITIES)


                                      466145 10 9
                                      ---------
                        (CUSIP NUMBER OF CLASS OF
SECURITIES)







THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE
SHALL NOT BE
DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE
SECURITIES EXCHANGE
ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES
OF THAT SECTION
OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF
THE ACT (HOWEVER,
SEE THE NOTES).

SCHEDULE 13G





           CUSIP No. 466145 10 9



           1.   NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
PERSON

                     Mid-Continent Capital, L.L.C., a
Delaware Limited
                     Liability Company
                     I.R.S. #36-4157405

           2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A
GROUP
      (a)
         (b)

   3.   SEC USE ONLY


           4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware, USA


   NUMBER OF SHARES BENEFICIALLY OWNED BY EACH PERSON WITH

   5. SOLE VOTING POWER -         106,964


          6.   SHARED VOTING POWER -         0


   7.   SOLE DISPOSITIVE POWER -       106,964

   8.   SHARED DISPOSITIVE POWER -     0


           9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING
                PERSON
                     106,964

           10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES
                CERTAIN SHARES

           11.  PERCENT OF CLASS REPRESENTED BY AMOUNT ON
ROW (9)
                     10.1%

           12.  TYPE OF REPORTING PERSON - IA


ITEM 1(a).     NAME OF ISSUER:

          JG INDUSTRIES, INC.

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE
OFFICES:

          1615 WEST CHICAGO AVE
          CHICAGO, IL   60622


ITEM 2(a).     NAME OF PERSON FILING:

               This Statement is being filed by:

               Mid-Continent Capital, L.L.C.

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE:

               55 W. Monroe; Suite 3560
               Chicago, IL 60603

ITEM 2(c).     CITIZENSHIP:

               See Item 4 of the Cover Page.

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

               Common Stock, no par value

ITEM 2(e).     CUSIP NUMBER:

               466145208

ITEM 3.   INFORMATION IF STATEMENT IF BEING FILED PURSUANT
TO RULES 13d-1(b) OR
          13d-2(b):

          (e) [x] Investment Adviser registered under
section 203 of the
          Investment Advisers Act of 1940.

ITEM 4.   OWNERSHIP:

(a) 106,964 shares of Common Stock
     -------------------------------------------------------
-----------------
              (Amount Beneficially Owned)

(b)  10.1%
    --------------------------------------------------------
----------------
                (Percent of Class)


(c)  Number of shares as to which such person has:

     (i) 106,964
      ------------------------------------------------------
-----------
                  (sole power to vote or to direct the vote)

     (ii)   0
       -----------------------------------------------------
------------
                 (shared power to vote or to direct the
vote)

     (iii) 106,964
        ----------------------------------------------------
-------------
               (sole power to dispose or to direct the
disposition of)

     (iv)   0
            ------------------------------------------------
-----------------
              (shared power to dispose or to direct the disposition of)


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
ANOTHER PERSON:

          Not applicable

ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE
SUBSIDIARY WHICH ACQUIRED THE
          SECURITY BEING REPORTED ON BY THE PARENT HOLDING
COMPANY:

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF
THE GROUP:

          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP:

          Not applicable.

ITEM 10.  CERTIFICATION:

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

          SIGNATURE


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

                              MID-CONTINENT CAPITAL, L.L.C.


                              By: /s/ John D. Mabie
                                 ---------------------------
-----------------
                                  Name:   John D. Mabie
                                  Title:  Chairman



                              Dated: February 9, 1999